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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person

     Jeffries                         Michael             J.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
     c/o Osteotech, Inc.
     51 James Way
--------------------------------------------------------------------------------
                                    (Street)

     Eatontown                       New Jersey           07724
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Osteotech, Inc.  (OSTE)


________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year


     February 1999
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Executive Vice President
     Chief Operating Officer
     Chief Financial Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                      2/3/99         M               5,000       A      $6.500
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                      2/3/99         M              15,000       A      $4.250
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                      2/3/99         S              20,000       D     $54.500   50,005         D         --
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                  10.
                                                                                                        9.        Owner-
                                                                                                        Number    ship
                                                                                                        of        Form
                  2.                                                                                    Deriv-    of
                  Conver-                   5.                              7.                          ative     Deriv-   11.
                  sion                      Number of                       Title and Amount            Secur-    ative    Nature
                  or                        Derivative    6.                of Underlying     8.        ities     Secur-   of
                  Exer-             4.      Securities    Date              Securities        Price     Bene-     ity:     In-
                  cise     3.       Trans-  Acquired (A)  Exercisable and   (Instr. 3 and 4)  of        ficially  Direct   direct
                  Price    Trans-   action  or Disposed   Expiration Date   ----------------  Deriv-    Owned     (D) or   Bene-
1.                of       action   Code    of(D)         (Month/Day/Year)           Amount   ative     at End    In-      ficial
Title of          Deriv-   Date     (Instr. (Instr. 3,    ----------------           or       Secur-    of        direct   Owner-
Derivative        ative    (Month/  8)      4 and 5)      Date    Expira-            Number   ity       Month     (I)      ship
Security          Secur-   Day/     ------  ------------  Exer-   tion               of       (Instr.             (Instr.  (Instr.
(Instr. 3)        ity      Year)    Code V   (A)  (D)    cisable  Date      Title    Shares    5)                  4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock
Option (a)                                                                    Common
(Right to Buy)    $6.500    2/3/99   M            5,000   12/24/96  12/24/01  Stock    5,000   $6.500     --        --       --
------------------------------------------------------------------------------------------------------------------------------------
Employee Stock
Option (a)                                                                    Common
(Right to Buy)    $4.250    2/3/99   M           15,000   (b)       (c)       Stock    15,000  $4.250     --        --       --
------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Explanation of Responses:

(a) Granted under the Company's 1991 Stock Option Plan and qualified under Rule 16b-3.

(b) Option became exercisable as to 5,000 shares on February 14, 1996; 5,000 shares on February 14, 1997; and as to the remaining 5,000 shares on February 14, 1998.

(c) Option was due to expire as to 5,000 shares on February 14, 2001; 5,000 shares on February 14, 2002; and as to the remaining 5,000 shares on February 14, 2003.


      /s/ Michael J. Jeffries                                 March 1, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

      Michael J. Jeffries


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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